Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2011 OPERATING RESULTS

ISSAQUAH, Wash., December 8, 2010 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2011, ended November 21, 2010.

Net sales for the quarter increased eleven percent to $18.82 billion from $16.92 billion during the first quarter of fiscal 2010. This year’s first quarter included sales from the Company’s 50% owned Mexico joint venture, as the Company began consolidating its Mexico operations on a prospective basis beginning with its 2011 fiscal year (on August 30, 2010) due to the adoption of a new accounting standard, as previously disclosed; without those sales the increase would have been eight percent.

Comparable sales for the first quarter of fiscal 2011, including Mexico operations for both this year and last year, were as follows:

12 Weeks
U.S.	5%
International	14%

Total Company	7%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales for the twelve-week period were as follows:

12 Weeks
U.S.	4%
International	10%

Total Company	5%

Net income for the quarter was $312 million, or $.71 per diluted share, compared to $266 million, or $.60 per diluted share, during the first quarter of fiscal 2010. Mexico’s results for the prior year were accounted for under the equity method and Costco’s 50% share was included in interest income and other. In the current year the joint venture results are fully consolidated and the joint venture partner’s 50% share is reported as net income attributable to noncontrolling interests. The consolidation of the Mexico joint venture had no impact on net income or earnings per share attributable to Costco.

Costco currently operates 582 warehouses, including 425 in the United States and Puerto Rico, 80 in Canada, 22 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada.

A conference call to discuss these fiscal 2011 first quarter results is scheduled for 8:00 a.m. (PT) today, December 8, 2010, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 21, 2010	November 22, 2009
REVENUE
Net sales	$18,823	$16,922
Membership fees	416	377

Total revenue	19,239	17,299
OPERATING EXPENSES
Merchandise costs	16,757	15,081
Selling, general and administrative	1,941	1,777
Preopening expenses	12	11
Provision for impaired assets and closing costs, net	4	2

Operating income	525	428
OTHER INCOME (EXPENSE)
Interest expense	(26)	(24)
Interest income and other, net	5	18

INCOME BEFORE INCOME TAXES	504	422
Provision for income taxes	172	152

Net income including noncontrolling interests	332	270
Net income attributable to noncontrolling interests	(20)	(4)

NET INCOME ATTRIBUTABLE TO COSTCO	$312	$266

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.72	$0.61

Diluted	$0.71	$0.60

Shares used in calculation (000’s)
Basic	434,099	437,173
Diluted	441,360	444,849

Dividends per share	$0.205	$0.180

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	November 21, 2010	August 29, 2010
ASSETS
Cash and cash equivalents	$3,739	$3,214
Short-term investments	1,545	1,535
Receivables, net	985	884
Merchandise inventories	6,852	5,638
Deferred income taxes and other current assets	437	437

Total current assets	13,558	11,708
Property and equipment, net	12,019	11,314
Other assets	466	793

TOTAL ASSETS	$26,043	$23,815

LIABILITIES AND EQUITY
Accounts payable	$7,205	$5,947
Short-term borrowings and current portion of long-term debt	24	26
Other current liabilities	4,273	4,090

Total current liabilities	11,502	10,063
Long-term debt, excluding current portion	2,143	2,141
Deferred income taxes and other liabilities	691	681

Total liabilities	14,336	12,885

Total Costco stockholders’ equity	11,199	10,829
Noncontrolling interests	508	101

Total equity	11,707	10,930

TOTAL LIABILITIES AND EQUITY	$26,043	$23,815